Exhibit 10.2

                           TAX SHARING AGREEMENT
                           ---------------------

               This TAX SHARING AGREEMENT (this "Agreement"), dated as of March 30, 1998, by and among W. R. Grace & Co., a Delaware corporation ("Grace"), W. R. Grace & Co.-Conn., a Connecticut corporation and a wholly owned subsidiary of Grace ("Grace-Conn."), and Sealed Air
Corporation, a Delaware corporation ("Sealed Air").


                                 RECITALS
                                 --------

               WHEREAS, Grace, Packco Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Grace, and Sealed Air have entered into an Agreement and Plan of Merger (the "Merger Agreement");

               WHEREAS, Grace, Grace-Conn. and Grace Specialty Chemicals, Inc., a Delaware corporation and a wholly owned subsidiary of Grace ("New Grace"), have entered into the Distribution Agreement;

               AND WHEREAS, Grace, on behalf of itself and the Packco Group, and Grace-Conn., on behalf of itself and the New Grace Group, wish to provide for the allocation between the Packco Group and the New Grace Group of all responsibilities, liabilities and benefits relating to or affecting Taxes (as hereinafter defined) paid or payable by either of them for all taxable periods, whether beginning before, on or after the Distribution Date (as hereinafter defined) and to provide for certain other matters.

               NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:


                                ARTICLE I.

                                DEFINITIONS
                                -----------

               Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Distribution Agreement or the Merger Agreement. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

               "Action":  as defined in Section 5.3(a).

               "Active New Grace Businesses":  as defined in Section 5.2(b).

               "Active Packo Business":  as defined in Section 5.1(b).

               "Adjusted Item":  as defined in Section 3.2(a)(v).

               "Adjusted Party" means the party for the account of which is an Adjusted Item.

               "Affiliated Group" means the affiliated group of which Grace is the common parent or any predecessor or successor thereto.

               "Agreed Date":  as defined in Section 2.2(b).

               "Code" means the Internal Revenue Code of 1986, as amended, and shall include corresponding provisions of any subsequently enacted federal tax laws.

               "Conn Prepared Returns":  as defined in Section 2.2(a).

               "Conn Prior Payments":  as defined in Section 3.2(c)(iii).

               "Consistency/Basis Disagreement":  as defined in Section
2.2(b).

               "Corresponding Item":  as defined in Section 3.2(a)(v).

               "Corresponding Party" means the party for the account of which is a Corresponding Item.

               "Del Prepared Returns":  as defined in Section 2.2(a).

               "Discontinued Businesses": shall mean (x) the can sealing and coating portion of the New Grace Business which portion is described in the proviso to the definition of the Packaging Business and (y) certain other businesses currently accounted for as discontinued operations.

               "Distribution Date" means the date on which the Distribution occurs. For purposes of this Agreement, the Distribution shall be deemed effective as of the close of business on the Distribution Date.

               "Equity Securities" means any stock or other equity securities treated as stock for tax purposes, or options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock.

               "Final Determination" means the final resolution of liability for any Tax for a taxable period (i) by a duly executed IRS Form 870 or 870-AD (or any successor forms thereto), on the date such Form is effective, or by a comparable form under the laws of other jurisdictions; except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the taxing authority to assert a further deficiency shall not constitute a Final Determination with respect to the right so reserved; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing Tax; or
(v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

               "Foreign Cap" shall mean $3 million.

               "Foreign Packco Subsidiary" means a Packco Subsidiary organized in a foreign jurisdiction.

               "Foreign Packco Tax Item" means a Tax Item of a Foreign Packco Subsidiary arising in the Pre-Distribution Period attributable to the Packaging Business conducted by such Subsidiary other than any Tax Item of a Foreign Packco Subsidiary arising as a result of a Foreign Transfer.

               "Foreign New Grace Subsidiary" means a New Grace Subsidiary organized in a foreign jurisdiction.

               "Forwarding Party":  as defined in Section 4.1.

               "Forwarding Responsibilities":  as defined in Section 4.1.

               "Hypothetical Pre-Distribution Tax":  as defined in Section
2.2(d).

               "Hypothetical Pre-Distribution Overall Tax Benefit": as defined in Section 2.2(d).

               "Indemnified Amount":  as defined in Section 4.1.

               "Indemnitee":  as defined in Section 4.2(a).

               "Indemnitor":  as defined in Section 4.2(a).

               "Indemnity Issue":  as defined in Section 4.2(a).

               "Interest":  as defined under "Taxes" below.

               "IRS" means the Internal Revenue Service.

               "New Grace Tax Item" means a Tax Item arising in the Pre-Distribution Period attributable to (i) New Grace, Grace-Conn., Packco, any Foreign New Grace Subsidiary, any member of the Affiliated Group which was a member prior to the Distribution Date or any member of the affiliated group for United States federal income tax purposes of which W. R. Grace & Co., a New York corporation, was the common parent or (ii) the New Grace Business conducted by any Foreign Packco Subsidiary.

               "Overall Tax Benefit" shall mean, for any taxable period, the net operating loss, unused credits (taking into account foreign tax credits when realized regardless of the period for which the associated earnings and profits were earned) and any other aggregate net unused Tax Benefit not used to reduce Taxes for the period.

               "Packco Prior Payments":  as defined in Section 3.2(c)(iii).

               "Packaging Tax Item" means a Tax Item attributable to Sealed Air, any member of the Packco Group or otherwise relating to the Packaging Business or the Packaging Assets that is not a New Grace Tax Item or a Foreign Packco Tax Item.

               "Payee":  as defined in Section 3.2(c).

               "Payor":  as defined in Section 3.2(c).

               "Post-Distribution Period" means the Post-Distribution Taxable Periods and the portion of any Straddle Period beginning on the date after the Distribution Date.

               "Post-Distribution Taxable Period" means any taxable period beginning after the Distribution Date.

               "Pre-Distribution Period" means the Pre-Distribution Taxable Periods and the portion of any Straddle Period ending on the Distribution Date.

               "Pre-Distribution Schedules":  as defined in Section 2.2(b).

               "Pre-Distribution Taxable Period" means any taxable period ending on or before the Distribution Date.

               "Proceeding" shall mean any audit or other examination, judicial or administrative proceeding relating to liability for or refunds or adjustments with respect to Taxes.

               "Recipient Group":  as defined in Section 4.1.

               "Restriction Period" means the period beginning on the date hereof and ending on the two-year anniversary of the Effective Time.

               "Reviewing Party":  as defined in Section 5.3(c).

               "Ruling/Opinion Exception":  as defined in Section 5.1.

               "Sealed Air Parties" means Sealed Air and each of its past, present or future Affiliates, other than any member of the Packco Group.

               "Straddle Period" means a taxable period that includes, but does not end on, the Distribution Date.

               "Substantial Authority":  as defined in Section 2.1.

               "Tax Benefit" means any item of loss, deduction, credit or any other Tax Item which decreases Taxes paid or payable.

               "Tax Deficiency" means an assessment of Taxes, as a result of a Final Determination.

               "Tax Detriment" means any item of income, gain, recapture of credit or any other Tax Item which increases Taxes paid or payable.

               "Tax-Free Status" means the qualification of the Distribution
(i) as a transaction described in Section 355(a)(1) of the Code, (ii) as a transaction in which the stock distributed thereby is qualified property for purposes of Section 355(c)(2) of the Code and (iii) as a transaction in which each of Grace, Grace-Conn., Packco, New Grace and each member of the New Grace Group recognizes no income or gain.

               "Tax Item" means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable, including an adjustment under Code Section 481 resulting from a change in accounting method.

               "Tax Opinions" shall mean the tax opinions referred to in
Section 7.1(e) of the Merger Agreement.

               "Tax Refund" means a refund of Taxes as the result of a Final Determination.

               "Tax Return" means any return, filing, questionnaire, information return or other document required to be filed, including requests for extensions of time, filings made with estimated tax payments, claims for refund and amended returns that may be filed, for any period with any taxing authority (whether domestic or foreign) in connection with any Tax or Taxes (whether or not a payment is required to be made with respect to such filing).

               "Taxes" means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federation or other body, and, without limiting the generality of the foregoing, shall include income, sales, use, ad valorem, gross receipts, trade, license, value added, franchise, transfer, recording, withholding, payroll, employment, excise, occupation, unemployment insurance, social security, business license, business organization, stamp, environmental, premium and property taxes, together with any related interest, penalties and additions to any such tax, or additional amounts imposed by any taxing authority (domestic or foreign) (such interest, penalties, additions and additional amounts, "Interest").

               "Transaction Party":  as defined in Section 5.3(c).


                                ARTICLE II.

                           FILING OF TAX RETURNS
                           ---------------------

               Section 2.1. Manner of Filing. All Tax Returns filed after the Distribution Date and the Pre-Distribution Schedules shall be prepared on a basis which is consistent with the consummation of the transactions as set forth in the Distribution Agreement, the Grace Tax Matters Certificate, the Sealed Air Tax Matters Certificate, the Tax Opinions and any opinions, rulings, agreements or written advice relating to Foreign Transfers (in the absence of a controlling change in law or circumstances) and shall be filed on a timely basis (including extensions) by the party responsible for such filing under this Agreement. In the absence of a controlling change in law or circumstances, all such Tax Returns and Pre-Distribution Schedules shall also be prepared on a basis which is consistent with the treatment of each of the Foreign Transfers in the jurisdictions listed on Exhibit A hereto as a reorganization, pursuant to a plan of reorganization, within the meaning of Section 368(a)(1)(D) of the Code. The Pre-Distribution Schedules and all Tax Returns in respect of a Pre-Distribution Taxable Period or portion, ending on the Distribution Date of any Straddle Period, that include any member of the New Grace Group or the Packco Group shall be prepared on the basis of substantial authority or on a reasonable basis with (if applicable) appropriate disclosure (each, "Substantial Authority"); provided, however, that such Schedules and Returns shall be prepared on a basis consistent with the elections (other than elections relating to carrybacks and carryforwards described in Section 3.3(a)), accounting methods, conventions and principles of taxation used for the most recent taxable periods of members of the New Grace Group for which Tax Returns involving similar Tax Items have been filed, to the extent that a failure to do so would result in a Tax Detriment, or a reduction in a Tax Benefit, to a member of the Packco Group, as long as such consistent position has Substantial Authority. All Tax Returns in respect of a Post-Distribution Taxable Period or portion, beginning after the Distribution Date, of any Straddle Period, shall be prepared with Substantial Authority; provided, however, that such Returns shall be prepared on a basis consistent with the elections (other than elections relating to carrybacks and carryforwards described in Section 3.3(a)), accounting methods, conventions and principles of taxation used for the most recent taxable periods of members of the New Grace Group for which Tax Returns involving similar Tax Items have been filed, to the extent that a failure to do so would result in a Tax Detriment, or a reduction in a Tax Benefit, to a member of the other Group, as long as such consistent position has Substantial Authority. In the event of a conflict with respect to a Straddle Period between the requirements of the immediately preceding sentence and the second preceding sentence, the second preceding sentence shall prevail. Subject to the provisions of this Agreement, all decisions relating to the preparation of Tax Returns shall be made in the sole discretion of the party responsible under this Agreement for such preparation. Grace shall provide Grace-Conn. with copies of all Tax Returns filed after the Distribution Date that relate to any member of the New Grace Group. Grace-Conn. shall provide Grace with a copy of any portion of a Tax Return necessary to confirm Grace-Conn.'s entitlement to payment hereunder in respect of a carryback or refund.

               Section 2.2.  Pre-Distribution and Straddle Period Tax Returns.

               (a) Grace shall prepare and file, or cause to be prepared and filed, any Tax Returns required to be filed by a member or members of the New Grace Group or the Packco Group for any Pre-Distribution Taxable Period and any Straddle Period; provided, however, that Grace-Conn. shall prepare and file, or cause to be prepared and filed, any Tax Returns relating solely to a member or members of the New Grace Group or their respective assets or businesses (such Tax Returns to be prepared and filed, or caused to be prepared and filed, by Grace, the "Del Prepared Returns", and by Grace-Conn., the "Conn Prepared Returns", respectively).

               (b) With respect to any Del Prepared Return that has not been filed as of the Distribution Date and relates to a Pre-Distribution Taxable Period or a Straddle Period, Grace-Conn. shall, 25 calendar days before the due date (including extensions) for such Return, provide Grace with a schedule (collectively, the "Pre-Distribution Schedules") detailing the computation of
(i) in the case of a Pre-Distribution Taxable Period, the Tax and/or Overall Tax Benefit and (ii) in the case of a Straddle Period, the Hypothetical Pre-Distribution Tax and/or Hypothetical Pre-Distribution Overall Tax Benefit, in either case, attributable to the member or members of the New Grace Group or the Packco Group included in such Return. Any Pre-Distribution Schedule relating to a Pre-Distribution Taxable Period shall be delivered to Grace in the form of a completed, but unexecuted Tax Return. If Grace so requests, Grace-Conn. shall discuss with Grace the preparation of, and allow Grace periodically to review major issues with respect to, any Pre-Distribution Schedule. In the event that Grace disagrees with any Tax Item reflected (or anticipated to be reflected) on a Pre-Distribution Schedule and demonstrates (by means of a written explanation in sufficient detail to permit such conclusion to be verified) its conclusion that Grace-Conn. has failed to comply with the requirements of the third sentence of Section 2.1 hereof (a "Consistency/Basis Disagreement"), Grace-Conn. shall explain its calculation of such Tax Item within 14 days of receipt of Grace's written explanation.
The parties shall attempt in good faith mutually to resolve any Consistency/Basis Disagreements prior to the due date for filing the relevant Tax Return. Notwithstanding any other provision of this Agreement, with respect to estimated Tax payments to a foreign governmental authority for the first quarter of 1998 that are due before the parties have agreed on the amount in connection therewith for which Grace-Conn. is responsible hereunder,
(I) Grace shall estimate in good faith and in accordance with past practice and make such estimated Tax payment, (II) Grace shall promptly provide such estimate to Grace-Conn., (III) Grace-Conn. shall deliver to Grace the applicable Pre-Distribution Schedule reasonably promptly after the Distribution Date (provided that Grace and its Affiliates reasonably and promptly cooperate with Grace-Conn. in the preparation thereof), (IV) Grace-Conn. shall not be required to make any payment in respect of such estimated Taxes to Grace until five days after the date that the parties agree on such Pre-Distribution Schedule (the "Agreed Date") (and such payment shall not exceed the amount of such estimated Tax paid, shall otherwise be determined based on the Pre-Distribution Schedule as distinguished from the estimated Tax paid, and shall be made in immediately available funds), and
(IV) such payment shall bear interest from the time that payment is due to the applicable governmental authority until the earlier of the date that payment is made by Grace-Conn. and five days after the Agreed Date at the rate of interest charged for Eurodollar or LIBOR loans under Grace-Conn.'s principal senior bank debt agreement. If such payment by Grace-Conn. is not made by the fifth day after the Agreed Date, then such payment shall bear interest from the fifth day after the Agreed Date until the date that payment is made by Grace-Conn. at the rate that is two percent in excess of the rate set forth in clause (IV) of the preceding sentence.

               (c) Whether or not any Consistency/Basis Disagreements or any other disagreements relating to a Tax Item on a Pre-Distribution Schedule have been resolved by the applicable due date, Grace shall (i) prepare the Del Prepared Returns on the basis of, and in a manner consistent with, the Pre-Distribution Schedules, (ii) provide Grace-Conn. with a copy of each Del Prepared Return 14 calendar days before such Return is filed and reflect any comments thereon provided in good faith by Grace-Conn. and (iii) provide Grace-Conn. with a copy of each Del Prepared Return two business days after such Return is filed. In the event that any Consistency/Basis Disagreements relating to a Pre-Distribution Schedule have not been resolved prior to the filing of the relevant Tax Return, such disagreements shall be promptly resolved pursuant to Section 6.7 hereof.

               (d) The "Hypothetical Pre-Distribution Tax" shall mean the Tax that would have been due for the taxable period ending on the Distribution Date if the Distribution Date were the last day of the taxable period. The "Hypothetical Pre-Distribution Overall Tax Benefit" shall mean the Overall Tax Benefit that would have arisen in the taxable period ending on the Distribution Date if the Distribution Date were the last day of the taxable period. Such Tax or Overall Tax Benefit shall be computed by determining items of income, expense, deduction, loss and credit on a "closing of the books" basis, reflecting tax accounting principles as of the close of business on the Distribution Date.

               Section 2.3. Post-Distribution Tax Returns. Any Tax Return for a Post-Distribution Taxable Period shall be the responsibility of the New Grace Group if such Tax Return relates solely to a member or members of the New Grace Group or their respective assets or businesses, and shall be the responsibility of the Packco Group if such Tax Return relates solely to a member or members of the Packco Group or Sealed Air or their respective assets or businesses.


                               ARTICLE III.

                             PAYMENT OF TAXES
                             ----------------

               Section 3.1. Allocation of Tax Liabilities With Respect to Unfiled Returns.

               (a) All Taxes shall be paid by the party responsible under this Agreement for filing the Tax Return pursuant to which such Taxes are due; provided, however, that

                         (i) in the case of Taxes due with respect to Del
Prepared Returns for Pre-Distribution Taxable Periods or Straddle Periods, Grace-Conn. shall pay Grace the amount, if any, of the Tax or Hypothetical Pre-Distribution Tax, as the case may be, if any, reflected in the Pre-Distribution Schedule relating to such Tax Return attributable to the member or members of the New Grace Group or the Packco Group included in such Return (and in the case of the Business Tax and Real Estate Tax due to France or a political subdivision thereof (and other Taxes due to any jurisdiction based on analogous principles), with respect to Post-Distribution Periods in 1998, Grace-Conn. shall pay Grace the amount of any Tax liability attributable to the New Grace Business). Such payment shall be made, at Grace-Conn.'s discretion, either in immediately available funds on the morning of the relevant date when payment is due to the governmental authority in respect of such Tax Return or, if not in immediately available funds, two business days prior to such due date. Grace shall forward any such payment that it receives from Grace-Conn. to the appropriate taxing authority.

                        (ii) in the case of Del Prepared Returns for any taxable period, on the relevant date on which payment is due (or a refund is received) in respect of such Tax Return, Grace shall pay Grace-Conn. the amount, if any, of the actual reduction in Taxes, or the actual increase in the Tax refund, that would have been payable or receivable with respect to such Tax Return but for any Overall Tax Benefit (or Hypothetical Pre-Distribution Overall Tax Benefit) that is for the account of Grace-Conn. under Section 3.2(a)(iii), below. In the case of a payment by Grace in respect of a reduction in Taxes, such payment shall be made in immediately available funds on the morning of the relevant due date or, if not in immediately available funds, two business days prior to the due date.

                     (iii) the parties intend that, in implementing this
Section 3.1(a), payment and reimbursement between the parties shall reflect the principles of Section 3.2(a).

               (b) Notwithstanding anything to the contrary, any Tax Item resulting from any act or omission not in the ordinary course of business (other than transactions contemplated by this Agreement, the Distribution Agreement, the Merger Agreement or the Benefits Agreement) on the part of any member of the Packco Group or any of the Sealed Air Parties occurring on the Distribution Date after the Effective Time shall be deemed to arise in a taxable period which begins after the Distribution Date.

               Section 3.2. Indemnities; Redetermined Tax Liabilities. Except as otherwise provided in Article V:

               (a) Indemnities.

                         (i) Grace-Conn. shall be responsible for (w) any
Tax for a Pre-Distribution Taxable Period (and any Hypothetical Pre-Distribution Tax for a Straddle Period) of Grace, Grace-Conn., Packco, any Foreign New Grace Subsidiary, any current or former member of the Affiliated Group which was a member prior to the Distribution Date or any current or former member of the affiliated group for United States federal income tax purposes of which W. R. Grace & Co., a New York corporation, was the common parent, (x) any Tax for a Pre-Distribution Taxable Period (and any Hypothetical Pre-Distribution Tax for a Straddle Period) of a Foreign Packco Subsidiary attributable to the Packaging Business reflected on a Tax Return filed by such Subsidiary on or before the Distribution Date or on a Pre-Distribution Schedule, (y) any Tax of any member of the New Grace Group or a Foreign Packco Subsidiary, in either case, to the extent attributable to the New Grace Business and (z) 75% (or if the Packco Group has borne an amount of Tax in respect of adjustments to Foreign Packco Tax Items (and fees and expenses in Proceedings relating to such adjustments) that exceeds the Foreign Cap, then 100%) of any increase in Tax of a member of the Packco Group attributable to an adjustment to a Foreign Packco Tax Item.

                        (ii) Grace shall be responsible for any Taxes (x) of any member of the Packco Group or otherwise relating to the Packaging Business or the Packaging Assets (except to the extent that Grace-Conn. is responsible for such Taxes pursuant to clause (i) above) and (y) of any of the Sealed Air Parties, whether arising before, on or after the Distribution Date.

                       (iii) Any Overall Tax Benefit (or Hypothetical Pre-Distribution Overall Tax Benefit) shall be for the account of Grace-Conn. to the extent that such Overall Tax Benefit (or Hypothetical Pre-Distribution Overall Tax Benefit) is attributable to (w) Grace, Grace-Conn., Packco, any Foreign New Grace Subsidiary, any current or former member of the Affiliated Group which was a member prior to the Distribution Date or any current or former member of the affiliated group for United States federal income tax purposes of which W. R. Grace & Co., a New York corporation, was the common parent, in each case, for the Pre-Distribution Period, (x) the Packaging Business of a Foreign Packco Subsidiary for the Pre-Distribution Period reflected on a Tax Return filed by such Subsidiary on or before the Distribution Date or on a Pre-Distribution Schedule (other than the Foreign NOLs), (y) a Pre-Distribution Period of any member of the New Grace Group or a Foreign Packco Subsidiary, in either case, to the extent attributable to the New Grace Business (other than the Foreign NOLs) or (z) any adjustment to a Foreign Packco Tax Item.

                        (iv) For purposes of determining the amount for which Grace or Grace-Conn. is responsible for paying the other party, or entitled to receive from the other party, in the event of any adjustment, including a Final Determination, of a Tax Item of a Foreign Packaging Subsidiary (other than a Tax Item that arises as a result of a Foreign Transfer), Tax Items that are clearly attributable to the Packaging Business or the New Grace Business, respectively, shall be allocated to such Business and Tax Items that are not so attributable shall be allocated in the proportion that the earnings from operations of such Business operated by such Subsidiary bears to the total earnings from operations of such Subsidiary, as reflected in audited financial statements for the most recent, as of the end of such taxable period, full-year accounting period. Tax Items so allocated shall be treated for all purposes of this Agreement as attributable to the Business to which they are allocated.

                         (v) Timing Adjustments.  In the event of any
adjustment, including a Final Determination, of a Tax Item (the "Adjusted Item") which results in a Tax Benefit or Tax Detriment for the account of one party and a corresponding Tax Detriment or Tax Benefit (the "Corresponding Item") for the account of the other party, then (I) if the Corresponding Item is a Tax Benefit, the Corresponding Party shall pay the Adjusted Party and (II) if the Corresponding Item is a Tax Detriment, the Adjusted Party shall pay the Corresponding Party, in either case, for each taxable period in which a member of the Group of the party entitled to payment under this Section 3.2(a)(v) actually realizes the Tax Benefit, in the case of (I), or the Tax Detriment, in the case of (II), by reason of the adjustment, an amount equal to such realized Tax Benefit, in the case of (I), or realized Tax Detriment, in the case of (II), including interest (computed at a 5% annual rate) from the original due date (without extensions) for filing of the Return for such taxable period through the date of payment under this Section 3.2(a)(v).

               (b) Final Determinations. In the case of any Final Determination regarding a Tax Return, any Tax Deficiency shall be paid to the appropriate taxing authority by, and any Tax Refund received from the appropriate taxing authority shall be paid to, the party which filed such Return; provided, however, that whether or not there is a Tax Deficiency or Tax Refund and whether or not a payment is required to or from the appropriate taxing authority, Grace shall make payments to, or receive payments from, Grace-Conn. based upon the following principles:

                         (i) Grace-Conn. shall make a payment to Grace in
an amount equal to (x) any increase in the Tax of any of the Sealed Air Parties or any member of the Packco Group resulting from any adjustment to a New Grace Tax Item and (y) 75% (or, if the Packco Group has borne an amount of Tax in respect of adjustments to Foreign Packco Tax Items (and fees and expenses in Proceedings relating to such adjustments) that exceeds the Foreign Cap, then 100%) of any increase in the Tax of any of the Sealed Air Parties or any member of the Packco Group resulting from any adjustment to a Foreign Packco Tax Item, in either case (x) or (y), together with any Interest relating thereto that is or has been imposed by the relevant taxing authority (or would have been imposed but for an offsetting Packaging Tax Item).

                        (ii) Grace shall pay to Grace-Conn. an amount equal to (x) any decrease in the Tax of any of the Sealed Air Parties or any member of the Packco Group resulting from any adjustment to a New Grace Tax Item and (y) any decrease in the Tax of any of the Sealed Air Parties or any member of the Packco Group resulting from any adjustment to a Foreign Packco Tax Item, in either case (x) or (y), together with any Interest relating thereto that is or has been paid by the relevant taxing authority (or would have been paid but for an offsetting Packaging Tax
Item).

                       (iii) The parties intend that, in implementing this
Section 3.2(b), payment and reimbursement between the parties shall reflect the principles of Section 3.2(a).

                        (iv) Payments otherwise required to be made under this Section 3.2(b) with respect to a single Final Determination shall be netted and offset against each other so that either Grace shall make a payment to Grace-Conn. or Grace-Conn. shall make a payment to Grace, but not both.

               (c) Calculation and Payment of Amounts.

                         (i) All calculations and determinations required
to be made pursuant to this Article III shall initially be made by the party obligated to make such payment (the "Payor") in its good faith. If the party entitled to receive a payment (the "Payee") so requests, the Payor shall present its calculations and determinations to the Payee in writing. The Payee shall be deemed to consent to such calculations and determinations unless the Payee notifies the Payor in writing within 30 days of receiving such calculations and determinations. If the Payee disagrees with the Payor's calculations and determinations, the parties shall attempt in good faith mutually to resolve the disagreement. In the event that they cannot so resolve the disagreement, it shall be resolved promptly pursuant to Section 6.7 hereof.

                        (ii) For all tax purposes, the parties hereto agree to treat, and to cause their respective affiliates to treat, (x) any payment required to be paid to a member of the other Group by this Agreement as an adjustment to the portion of the New Grace Capital Contribution that is contributed from Grace to New Grace and (ii) any payment of interest or Taxes (other than U.S. Federal income taxes) by or to a taxing authority as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise mandated by the law or a Final Determination. In the event of such a Final Determination, the payment in question shall be adjusted to place the parties in the same after-tax position that they would have enjoyed absent such Final Determination. Any payment required by this Agreement that is not made on or before the date required hereunder shall bear interest, from and after such date through the date of payment, at the rate that is two percent in excess of the rate of interest charged for Eurodollar or LIBOR loans under the principal senior bank debt agreement of the party required to make such payment.

                       (iii) Payment of any amount required to be made pursuant to this Article III as a result of a Final Determination shall become due and payable after such Final Determination has been made within ten business days of the receipt of written notice from the party entitled to receive such payment to the party required to make such payment. Any amounts required to be paid in respect of Taxes or Overall Tax Benefits pursuant to this Article III shall be adjusted to avoid duplication of payments and to take into account the sum of any payments previously made by any member of the Packco Group on or prior to the Distribution Date or by Grace-Conn. or any other member of the New Grace Group at any time in respect of such Taxes or Overall Tax Benefits (the "Conn Prior Payments") and the sum of any payments previously made by any member of the Packco Group after the Distribution Date in respect of such Taxes or Overall Tax Benefits (the "Packco Prior Payments"). Appropriate payments will be made between the parties in the event that the Conn Prior Payments or the Packco Prior Payments, respectively, exceed the amounts for which Grace-Conn. or Packco, respectively, is responsible under the principles of Section 3.2(a).

               (d) Other Tax Liabilities and Refunds. Any Tax or Tax refund that is not otherwise covered by Section 3.1 or 3.2(b) shall be allocated, and payment shall be made by Grace-Conn. or Grace, using the principles of Sections 3.2(a); provided, however, that any Tax refund (whether or not governed by Section 3.1 or 3.2(b)) arising as a result of an adjustment of a Foreign Packco Tax Item shall be allocated in the same manner and to the same extent as Taxes and expenses in respect of adjustments of Foreign Packco Tax Items have been borne (it being agreed and understood that to the extent that the Foreign Cap has been exceeded, such refund shall be entirely for the benefit of Grace-Conn. and to the extent that refunds are shared 75% by Grace-Conn. and 25% by Grace the Foreign Cap shall be increased by the amount refunded to Grace). Any Tax refund received by one party that is for the account of the other party shall be paid to such other party promptly upon receipt thereof. Any Tax paid by one party that is the responsibility of the other party shall be reimbursed promptly by the other party.

               Section 3.3. Carrybacks and Refund Claims. (a) Any Tax refund resulting from the carryback by any member of the New Grace Group of any Tax Item arising after the Distribution Date to a Pre-Distribution Taxable Period or a Straddle Period shall be for the account of Grace-Conn., and Grace shall promptly pay over to Grace-Conn. any such Tax refund that it receives. In the event that a member of the New Grace Group, on the one hand, and a member of the Packco Group or a Sealed Air Party, on the other hand, are each entitled to carryback a Tax Item to a Pre-Distribution Taxable Period or a Straddle Period, the respective Tax Items shall be utilized under the rules of applicable law (which shall be, in the case of carrybacks to such periods of the Affiliated Group and carrybacks under foreign or State law with respect to which there is no applicable rule regarding the priority of such utilization, the rules contained in Treasury Regulation Section 1.1502-21T). Any election affecting the carryback or carryforward of any Tax Item of any member of the New Grace Group, or a payment to or by such a member under this Agreement in respect of a carryback or carryforward, including the elections under Section 172(b)(3) of the Code and Treasury Regulation Section Section
1.1502-21T(b)(3) and 1.172-13(c) with respect to the taxable years of the Affiliated Group that begin on each of January 1, 1997, and January 1, 1998, shall not be made without the consent of Grace-Conn. and shall be made if Grace-Conn. so requests.

               (b) Grace-Conn. shall be permitted to file, and Grace shall fully cooperate with Grace-Conn. in connection with, any refund claim. To the extent that such a refund claim (other than a claim arising from a carryback) does not result in a Tax refund (or would not result in a refund if a claim were filed) as the result of an offsetting Packaging Tax Item (including a Packaging Tax Item carried back to a Pre-Distribution Taxable Period or a Straddle Period), Grace shall remit to Grace-Conn. the amount of any decrease in Tax that results or would have resulted from such refund claim.

               Section 3.4. Liability for Taxes with Respect to Post-Distribution Periods. Unless otherwise specifically provided in this Agreement or the Distribution Agreement, the New Grace Group shall pay all Taxes and shall be entitled to receive and retain all refunds of Taxes with respect to periods beginning after the Distribution Date which are attributable to the New Grace Business. Unless otherwise provided in this Agreement, the Packco Group shall pay all Taxes and shall be entitled to receive and retain all refunds of Taxes with respect to periods beginning after the Distribution Date which are attributable to the Packaging Business.


                                ARTICLE IV.

            INDEMNITY, COOPERATION AND EXCHANGE OF INFORMATION
            --------------------------------------------------

               Section 4.1. Breach. Grace-Conn. shall be liable for and shall indemnify, defend and hold harmless the Packco Indemnitees from and against, and Grace shall be liable for and shall indemnify, defend and hold harmless the New Grace Indemnitees from and against, any payment required to be made as a result of the breach by a member of the New Grace Group or the Packco Group, respectively, of any obligation under this Agreement. If any member of the Packco Group or the New Grace Group, fails to comply in any respect whatsoever with any of its responsibilities under this Agreement relating to promptly forwarding to any member of the other Group (the "Recipient Group") any communications with and refunds received from any taxing authority ("Forwarding Responsibilities"), then Grace or Grace-Conn., as the case may be (the "Forwarding Party") shall be liable for and shall indemnify and hold the New Grace Indemnitees or the Packco Indemnitees, as the case may be, harmless from and against any costs or expenses (including, without limitation, Taxes and reasonably incurred lawyers' and accountants' fees) ("Indemnified Amount") incurred by or imposed upon any member of the Recipient Group arising out of, in connection with or relating to such communication; provided, however, that the liability of the Forwarding Party with respect to any one such failure shall be equal to that portion of the Indemnified Amount that a member of the Recipient Group demonstrates is caused (directly or indirectly) by such failure.

               Section 4.2. Contests. (a) Whenever a party hereto (the "Indemnitee") becomes aware of the existence of an issue that could increase the liability for any Tax, or decrease the amount of any refund, of the other party hereto or any member of its Group or require a payment hereunder (an "Indemnity Issue"), the Indemnitee shall in good faith promptly give notice to such other party (the "Indemnitor") of such Indemnity Issue. The failure of any Indemnitee to give such notice shall not relieve any Indemnitor of its obligations under this Agreement, except to the extent that such Indemnitor or its affiliate is actually materially prejudiced by such failure to give notice.

               (b) The Indemnitor and its representatives, at the Indemnitor's expense, shall be entitled to participate (i) in all conferences, meetings or proceedings with any taxing authority, the subject matter of which is or includes an Indemnity Issue in respect of a Pre-Distribution Period and (ii) in all appearances before any court, the subject matter of which is or includes an Indemnity Issue in respect of a Pre-Distribution Period.

               (c) Except as provided in Section 4.2(d), Grace-Conn. shall have the right to decide as between the parties hereto how any Indemnity Issue for a Pre-Distribution Taxable Period is to be dealt with and finally resolved with the appropriate taxing authority and shall control all Proceedings relating thereto. Grace agrees to cooperate with Grace-Conn. in the settlement of any such Indemnity Issue; provided, however, that Grace-Conn. shall act in good faith in the conduct of such Proceedings and shall keep Grace reasonably informed of any developments which can reasonably be expected to affect adversely Grace. Such cooperation shall include permitting Grace-Conn. to litigate or otherwise resolve any such Indemnity Issue. It is expressly the intention of the parties to this Agreement to take, and the parties shall take, all actions necessary to establish Grace-Conn. as the sole agent for Tax purposes of each member of the Affiliated Group, as if Grace-Conn. were the common parent of the Affiliated Group, with respect to all combined, consolidated and unitary Tax Returns of the Affiliated Group for the Pre-Distribution Taxable Periods.

               (d) The parties jointly shall represent the interests of (i) the Affiliated Group in any Proceeding relating to any Straddle Period and
(ii) any Foreign Packco Subsidiary in any Proceeding relating to any taxable period that involves an Indemnity Issue. Neither party shall settle any dispute relating to any such period without the consent of the other party (which consent shall not be unreasonably withheld); provided, however, that if either party proposes a settlement and the other party does not consent thereto, the nonconsenting party shall assume control of the Proceeding (and bear all subsequently incurred costs, fees and expenses relating thereto) and the respective liabilities of the parties shall be determined pursuant to
Section 6.7 based on the magnitude and likelihood of success of the issues involved in the Proceeding, the reasonableness of the settlement offer, the expense of continuing the Proceeding and other relevant factors. Any other disputes regarding the conduct or resolution of any such Proceeding shall be resolved pursuant to Section 6.7. All costs, fees and expenses paid to third parties in the course of such Proceeding shall be borne by the parties in the same ratio as the ratio in which, pursuant to the terms of this Agreement, the parties would share the responsibility for payment of the Taxes asserted by the taxing authority in its claim or assessment if such claim or assessment were sustained in its entirety; provided, however, that in the event that any party hereto retains its own advisors or experts in connection with any Proceeding, the costs and expenses thereof shall be borne solely by such party.

               Section 4.3.  Cooperation and Exchange of Information.

               (a) Grace shall, and shall cause each appropriate member of the Packco Group to, prepare and submit to Grace-Conn., as soon as practicable, but in no event later than the date that is 30 days after a request from Grace-Conn. (i) all information as Grace-Conn. shall reasonably request to enable Grace-Conn. to file any Conn Prepared Return or prepare any Pre-Distribution Schedule (which information shall be provided in the form and of the quality in which comparable information was provided prior to the Distribution) and (ii) any Del Prepared Return (including any amended return) for any year within the carryback or carryforward period for an Overall Tax Benefit or Hypothetical Pre-Distribution Overall Tax Benefit that is for the account of Grace-Conn. or for any year with respect to which Grace is entitled to a payment under Section 3.2(a)(v). Grace-Conn. shall bear any out-of-pocket marginal expense paid by any member of the Packco Group in preparing and submitting such information in respect of a Pre-Distribution Schedule relating to a Pre-Distribution Taxable Period, and the parties shall share equally any such expenses in respect of a Pre-Distribution Schedule relating to a Straddle Period.

               (b) Each party on behalf of itself and each member of its Group, agrees to provide the other party and the members of such party's Group with such cooperation and information as the second party or its Group members shall reasonably request in connection with the preparation or filing of any Tax Return, Pre-Distribution Schedule or claim for refund not inconsistent with this Agreement or in conducting any Proceeding in respect of Taxes. Such cooperation and information shall include, without limitation, (i) execution and delivery of a power of attorney by Grace or any other member of the Packco Group to Grace-Conn. or another member of the New Grace Group or designation of an officer of Grace-Conn. or another member of the New Grace Group as an officer of Grace or any other member of the Packco Group for the purpose of signing Tax Returns, cashing refund checks and conducting Proceedings if Grace-Conn. could not otherwise exercise its rights under this Agreement with respect to such Returns, refunds or Proceedings, (ii) promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any taxing authority which relate to the Affiliated Group, the Packaging Business or the New Grace Business and (iii) providing copies of all relevant portions of Tax Returns, accompanying schedules, related workpapers, documents relating to rulings or other determinations by taxing authorities, including, without limitation, foreign taxing authorities, and records concerning the ownership and Tax basis of property, which either party may possess. Each party shall make, and shall cause the members of the Packco Group to make, their employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

               (c) Grace and Grace-Conn. agree to retain all Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code and the regulations promulgated thereunder relating thereto existing on the date hereof or created through the Distribution Date, until the expiration of the statute of limitations (including extensions) of the taxable years to which such Tax Returns and other documents relate and until the Final Determination of any payments which may be required in respect of such years under this Agreement. Grace-Conn. and Grace agree to advise each other promptly of any such Final Determination. Any information obtained under this Section shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other proceeding.

               (d) If (i) any member of the Packco Group fails to provide any information requested pursuant to Section 4.3(a) by the dates and in the manner specified in Section 4.3(a) hereof or (ii) with respect to information not requested pursuant to Section 4.3(a) hereof, any member of either Group fails to provide any information requested pursuant to this Section 4.3, within a reasonable period, then the requesting party shall have the right to engage a "Big Six" public accounting firm of its choice to gather such information. Each party agrees upon two business days' notice, in the case of a failure to provide information pursuant to Section 4.3 hereof to permit any such "Big Six" public accounting firm full access to all appropriate records or other information in the possession of any member of the party's Group during reasonable business hours, and promptly to reimburse or pay directly all costs and expenses in connection with the engagement of such public accountants.

               (e) If any member of either Group supplies information pursuant to this Agreement and an officer of any member of the other Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information and so requests, then a duly authorized officer of the member supplying such information shall certify, under penalties of perjury, the accuracy and completeness of the information so supplied. Grace agrees to indemnify and hold harmless each New Grace Indemnitee, and Grace-Conn. agrees to indemnify and hold harmless each Packco Indemnitee, from and against any cost, fine, penalty or other expense of any kind attributable to the gross negligence or willful misconduct of a member of the Packco Group, or New Grace Group, as the case may be, in supplying a member of the other Group with inaccurate or incomplete information.


                                ARTICLE V.

                  CERTAIN POST-DISTRIBUTION TRANSACTIONS
                  --------------------------------------

               Section 5.1  Sealed Air and Packco Group Covenants.

               Unless, in the case of any of Sections 5.1(a) through (f) below, Grace has obtained a ruling letter from the IRS or an opinion of nationally recognized counsel to Grace, in either case, to the effect that, without material qualification, such act or omission will not adversely affect the federal income tax consequences of the Distribution to any of Grace, Grace-Conn. or the stockholders of Grace-Conn., as set forth in the Tax Opinions, and the substance of, and basis for, such conclusion in such ruling or opinion is reasonably satisfactory to Grace-Conn. in its good faith solely with regard to preserving the Tax-Free Status of the Distribution (the "Ruling/Opinion Exception"):

               (a) No Sealed Air Party at any time nor any member of the Packco Group at any time after the Effective Time shall take any action, or fail or omit to take any action, that would cause any representation made in the Sealed Air Tax Matters Certificate or the Grace Tax Matters Certificate to be untrue in a manner that would have an adverse effect on the Tax-Free Status of the Distribution.

               (b) Until the first day after the Restriction Period, the Packco Group shall continue the active conduct of the Packaging Business (the "Active Packco Business"). The Packco Group shall not liquidate, dispose of, or otherwise discontinue the conduct of any material portion of the Active Packco Business. The Packco Group shall continue the active conduct of the Packaging Business primarily through officers and employees of the Packco Group (and not through independent contractors).

               (c) Until the first day after the Restriction Period, no Sealed Air Party nor any member of the Packco Group shall sell or otherwise issue to any Person, or redeem or otherwise acquire from any Person (other than any member of the Packco Group), any Equity Securities of Grace or any other member of the Packco Group; provided, however, that (i) purchases that, in the aggregate, meet the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 shall not constitute a redemption or acquisition of stock of Grace for purposes of this Section 5.1(c), (ii) if required by law, any member of the Packco Group may issue a de minimis number of Equity Securities of such member to any person in order to qualify such person to serve as an officer or director of such member and (iii) Grace may issue, as compensation for services or pursuant to the exercise of compensatory stock options, Equity Securities of Grace that do not exceed in the aggregate ten percent of the Equity Securities of Grace.

               (d) Until the first day after the Restriction Period, no Sealed Air Party nor any member of the Packco Group shall (i) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Securities of Grace, (ii) participate in or support any unsolicited tender offer for, or other acquisition, disposition or issuance of, the Equity Securities of Grace or (iii) approve or otherwise permit any proposed business combination or any transaction which, in the case of (i), (ii) or (iii), individually or in the aggregate, together with the transactions contemplated under the Distribution Agreement, the Merger Agreement, the Benefits Agreement and this Agreement, results in one or more Persons acquiring (other than in acquisitions not taken into account for purposes of Section 355(e)) directly or indirectly stock representing a 50 percent or greater interest (within the meaning of Section 355(e) of the Code) in Grace. In addition, no Sealed Air Party nor any member of the Packco Group shall at any time, whether before or subsequent to the expiration of the Restriction Period, engage in any action described in clauses (i), (ii) or (iii) of the preceding sentence if it is pursuant to an arrangement negotiated (in whole or in part) prior to the Distribution, even if at the time of the Distribution it is subject to various conditions, nor shall any such Party or member take any action, or fail or omit to take any action, that would cause Section 355(d) or (e) to apply to the Distribution.

               (e) Until the first day after the Restriction Period, no Sealed Air Party nor the members of the Packco Group shall sell, transfer, or otherwise dispose of or agree to dispose of assets (including, for such purpose, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than 60% of the gross assets of Packco, nor shall they sell, transfer, or otherwise dispose of or agree to dispose of assets (including, for such purpose, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than 60% of the consolidated gross assets of the Packco Group. The foregoing sentence shall not apply to sales, transfers, or dispositions of assets in the ordinary course of business. The percentages of gross assets or consolidated gross assets of Packco or the Packco Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of Packco and the Packco Group as of the Effective Time, and for this purpose, the values set forth in the Packaging Business Disclosure Letter Balance Sheet shall be conclusive.

               (f) Until the first day after the Restriction Period, neither Packco nor its Subsidiaries shall voluntarily dissolve or liquidate or engage in any merger, consolidation or other reorganization. The foregoing sentence shall not apply to transactions in which Grace or Packco acquires another corporation, limited liability company, limited partnership, general partnership or joint venture solely for cash or other consideration that is not Equity Securities. Reorganizations of Grace or Packco or their respective Subsidiaries with their Affiliates, and liquidations of Packco's Affiliates, are not subject to Section 5.1(b) or this Section 5.1(f) to the extent not inconsistent with the structure necessary for the Distribution to qualify for Tax-Free Status.

               (g) Until the first day after the Restriction Period, Grace shall furnish Grace-Conn. with a copy of any ruling request that Sealed Air, Grace or any of their Affiliates may file with the IRS and any opinion received that relates to or otherwise reasonably could be expected to have an effect on the Tax-Free Status of the Distribution.

               Section 5.2  New Grace Covenants.

               Unless, in the case of any of Sections 5.2(a) through (e) below, Grace-Conn. has obtained a ruling letter from the IRS or an opinion of nationally recognized counsel to Grace-Conn., in either case, to the effect that, without material qualification, such act or omission will not adversely affect the federal income tax consequences of the Distribution to any of Grace, Grace-Conn. or the stockholders of Grace-Conn., as set forth in the Tax Opinions, and the substance of, and basis for, such conclusion in such ruling or opinion is reasonably satisfactory to Grace in its good faith solely with regard to preserving the Tax-Free Status of the Distribution:

               (a) No member of the New Grace Group shall take any action, or fail or omit to take any action, that would cause any representation made in the Sealed Air Tax Matters Certificate or the Grace Tax Matters Certificate to be untrue in a manner that would have an adverse effect on the Tax-Free Status of the Distribution.

               (b) Until the first day after the Restriction Period, the New Grace Group shall continue the active conduct of one of the Active New Grace Businesses. "Active New Grace Businesses" shall mean each of the Grace Davison business and the Grace Construction Business. The New Grace Group may dispose of, liquidate or discontinue the conduct of the Grace Davison business or the Grace Construction Products business if it actively continues the conduct of the other. The New Grace Group shall continue the active conduct of at least one of the Active New Grace Businesses primarily through officers and employees of the New Grace Group (and not through independent contractors).

               (c) Until the first day after the Restriction Period, no member of the New Grace Group shall sell or otherwise issue to any Person, or redeem or otherwise acquire from any Person (other than any member of the New Grace Group), any Equity Securities of New Grace or any other member of the New Grace Group; provided, however, that (i) purchases that, in the aggregate, meet the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 shall not constitute a redemption or acquisition of stock of New Grace for purposes of this Section 5.2(c), (ii) if required by law, any member of the New Grace Group may issue a de minimis number of Equity Securities of such member to any person in order to qualify such person to serve as an officer or director of such member and (iii) New Grace may, pursuant to shareholder-approved equity compensation plans, issue, as compensation for services or pursuant to the exercise of compensatory stock options, Equity Securities of New Grace.

               (d) Until the first day after the Restriction Period, no member of the New Grace Group shall (i) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Securities of New Grace, (ii) participate in or support any unsolicited tender offer for, or other acquisition, disposition or issuance of, the Equity Securities of New Grace or
(iii) approve or otherwise permit any proposed business combination or any transaction which, in the case of (i), (ii) or (iii), individually or in the aggregate, together with the transactions contemplated under the Distribution Agreement, the Merger Agreement, the Benefits Agreement and this Agreement, results in one or more Persons acquiring (other than in acquisitions not taken into account for purposes of Section 355(e)) directly or indirectly stock representing a 50 percent or greater interest (within the meaning of Section 355(e) of the Code) in New Grace. In addition, no member of the New Grace Group shall at any time, whether before or subsequent to the expiration of the Restriction Period, engage in any action described in clauses (i), (ii) or
(iii) of the preceding sentence if it is pursuant to an arrangement negotiated (in whole or in part) prior to the Distribution, even if at the time of the Distribution it is subject to various conditions, nor shall any such member take any action, or fail or omit to take any action, that would cause Section 355(d) or (e) of the Code to apply to the Distribution.

               (e) Until the first day after the Restriction Period, no member of the New Grace Group shall sell, transfer, or other-wise dispose of or agree to dispose of assets (including, for such purpose, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than 60% of the gross assets of New Grace, nor shall they sell, transfer, or otherwise dispose of or agree to dispose of assets (including, for such purpose, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than 60% of the consolidated gross assets of the New Grace Group. The foregoing sentence shall not apply to sales, transfers, or dispositions of assets in the ordinary course of business or to a sale, transfer or disposition of any or all of the Discontinued Businesses and either of the Active New Grace Businesses; provided, however, that in the event of a sale, transfer or disposition of one of the Active New Grace Businesses, the retained Active New Grace Business shall be conducted by a member of the New Grace Group at substantially the same level as on the Distribution Date. The percentages of gross assets or consolidated gross assets of New Grace or the New Grace Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of New Grace and the New Grace Group as of the Effective Time, and for this purpose, the values set forth in the Registration Statements shall be conclusive.

               (f) Until the first day after the Restriction Period, Grace-Conn. shall furnish Grace with a copy of any ruling request that Grace-Conn. or any of its Affiliates may file with the IRS and any opinion received that relates to or otherwise reasonably could be expected to have an effect on the Tax-Free Status of the Distribution.

               Section 5.3.  Responsibility for Taxes.

               (a) Sealed Air and Grace agree to indemnify and hold the Grace-Conn. Indemnitees harmless from and against all Indemnifiable Losses resulting from (x) any Action which causes the Distribution to fail to have Tax-Free Status or (y) the Merger failing to qualify as a reorganization under
Section 368 of the Code. An "Action" shall mean any act or omission which fails to comply with any of the representations in the Sealed Air Tax Matters Certificate or the covenants in Section 5.1 and any act or omission which would fail to comply with any of the covenants in Section 5.1 but for compliance with the Ruling/Opinion Exception. An "Action" shall also include an action or omission which would be a breach of the covenant contained in the first sentence of Section 5.1(d), if such covenant were in effect until the day which is five years after the Effective Time instead of until the first day after the Restriction Period.

               (b) Grace-Conn. agrees to indemnify and hold the Packco Indemnitees harmless from and against any Tax resulting from the failure of the Distribution to have Tax-Free Status, except where such failure is attributable to an Action.

               (c) For purposes of Sections 5.1 and 5.2 hereof, when a tax opinion or ruling of one party (the "Transaction Party") is required to be reasonably satisfactory to the other party (the "Reviewing Party"), the Reviewing Party at the request of the Transaction Party shall designate nationally recognized counsel to review such opinion or ruling without revealing the substance of the underlying transaction to the Reviewing Party and the concurrence of such outside counsel to the sufficiency of such opinion or ruling shall constitute "reasonable satisfaction" to the Reviewing Party for purposes of this Agreement.

               Section 5.4. Injunction. The parties hereto agree that the payment of monetary compensation would not be an adequate remedy for a breach of the obligations contained in Article V hereof, and each party consents to the issuance and entry of an injunction against the taking of any action by it or a member of its Group that would constitute such a breach; provided, however, that the foregoing shall be without prejudice to and shall not constitute a waiver of any other remedy either party may be entitled to at law or at equity hereunder.

               Section 5.5. Distribution. For purposes of this Article V only, "Distribution" shall mean the contribution by Grace-Conn. of assets and liabilities to Packco, the distribution of cash by Packco to Grace-Conn., the distribution by Grace-Conn. of the stock of Packco to Grace, the contribution of cash and the stock of Grace-Conn. to New Grace, the loan from New Grace to Grace-Conn. and the distribution by Grace of the stock of New Grace to the shareholders of Grace, each as provided in the Distribution Agreement.


                                ARTICLE VI.

                               MISCELLANEOUS
                               -------------

               Section 6.1. Expenses. Unless otherwise expressly provided in this Agreement, the Distribution Agreement or the Merger Agreement, each party shall bear any and all expenses that arise from their respective obligations under this Agreement.

               Section 6.2. Foreign Transfer Taxes. Adjusted Foreign Transfer Taxes shall be shared by the parties as provided in the Distribution Agreement. Audit adjustments and Final Determinations of such Taxes shall be governed by the Distribution Agreement. This Agreement governs responsibilities of the parties with respect to filing Tax Returns relating to Foreign Transfer Taxes, paying Foreign Transfer Taxes reflected on such Tax Returns to the applicable governmental authority and conducting Proceedings relating to Foreign Transfer Taxes. For purposes of determining indemnity and reimbursement obligations of the parties under this Agreement, Tax Items arising as a result of the Foreign Transfers (but not Tax Items arising from any actual distribution of Subsidiary Excess Cash) shall be disregarded, and the Pre-Distribution Schedules shall not reflect such Tax Items.

               Section 6.3. Payments Paid or Received on Behalf of Indemnitees; Right to Designate Payee. Each of Grace-Conn. and Grace shall be entitled to designate an Affiliate of such party as payee with respect to any payment that would otherwise be made to Grace-Conn. or Grace, respectively, under this Agreement. Any payment received by Grace-Conn. or Grace, respectively, or its respective designees shall be received on behalf of the relevant Grace-Conn. Indemnitees or Packco Indemnitees.

               Section 6.4. Foreign Exchange Rate. If any amount required to be paid hereunder is determined by reference to a Tax, Tax refund, Tax Benefit or Tax Detriment that is denominated in a currency other than United States dollars, such payment shall be made in United States dollars and the amount thereof shall be computed using the Foreign Exchange Rate for such currency determined as of the date that such Tax is paid, such Tax refund is received or such Tax Benefit or Tax Detriment reduces or increases the amount of Tax or Tax refund that would otherwise be paid or received.

               Section 6.5. Amendment. This Agreement may not be amended except by an agreement in writing, signed by the parties hereto. Anything in this Agreement or the Distribution Agreement to the contrary notwithstanding, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the Distribution Agreement, the provisions of this Agreement shall control.

               Section 6.6. Notices. All notices and other communications hereunder shall be in writing and shall be delivered by hand including overnight business courier or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

               (a) To Grace-Conn. or any member of the New Grace Group:

                   W. R. Grace & Co.-Conn.
                   One Town Center Road
                   Boca Raton, Florida  33486-1010
                   Attention:  Secretary
                   Fax:  (561) 362-1635

               with a copy to:

                   Wachtell, Lipton, Rosen & Katz
                   51 West 52nd Street
                   New York, New York  10019
                   Attention:  Andrew R. Brownstein, Esq.
                   Fax:  (212) 403-2000

               (b) To Grace or any member of the Packco Group:

                   care of Sealed Air
                   Park 80 East
                   Saddle Brook, New Jersey  07663
                   Attention: President
                   Fax:  (201) 703-4152

               with a copy to:

               Davis Polk & Wardwell
               450 Lexington Ave.
               New York, New York  10017
               Attention:  Christopher Mayer, Esq.
               Fax:  (212) 450-4800

               Section 6.7. Resolution of Disputes. Any disputes between the parties with respect to this Agreement regarding the practice and preparation of returns or the calculation of amounts shall be resolved by a "Big Six" public accounting firm whose determination shall be conclusive and binding on the parties. The fees and expenses of such firm shall be shared equally by Grace-Conn. and Grace, except as otherwise provided herein. Any other disputes shall be resolved by a "Big Six" public accounting firm or a law firm or by any other procedure that the parties may choose.

               Section 6.8. Application to Present and Future Subsidiaries. This Agreement is being entered into by Grace-Conn. and Grace on behalf of themselves and each member of the New Grace Group and Packco Group, respectively. This Agreement shall constitute a direct obligation of each such member. Grace-Conn. and Grace hereby guarantee the performance of all actions, agreements and obligations provided for under this Agreement of each member of the New Grace Group and the Packco Group, respectively.
Grace-Conn. and Grace shall, upon the written request of the other, cause any of their respective Group members formally to execute this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of any of the corporations bound hereby.

               Section 6.9. Term. This Agreement shall commence on the date of execution indicated below and shall continue in effect until otherwise agreed to in writing by Grace-Conn. and Grace, or their successors.

               Section 6.10. Titles and Headings. Titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part or to affect the meaning or interpretation of this Agreement.

               Section 6.11. Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

               Section 6.12 Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

               IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                            W. R. GRACE & CO.



                            By: /s/ Larry Ellberger
                                ------------------------------
                                Name: Larry Ellberger
                                Title: Senior Vice President



                            W. R. GRACE & CO.-CONN.



                            By: /s/ Robert B. Lamm
                                ------------------------------
                                Name: Robert B. Lamm
                                Title: Vice President



                            SEALED AIR CORPORATION



                            By: /s/ William V. Hickey
                                ------------------------------
                                Name: William V. Hickey
                                Title: President





                                 Exhibit A



                                 Argentina

                                 Australia

                                  Belgium

                                  Brazil

                                  Canada

                                   Chile

                                 Colombia

                                  Germany

                                 Hong Kong

                                   Italy

                                   Japan

                                  Mexico

                                Netherlands

                                New Zealand

                                  Poland

                                  Russia

                               South Africa

                                   Spain

                                  Sweden

                              United Kingdom

                                 Venezuela